Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

STANDARD MICROSYSTEMS CORPORATION

FIRST: The name of the corporation is Standard Microsystems Corporation (the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the city of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: This Corporation is authorized to issue one class of shares to be designated Common Stock (“Common Stock”). The total number of shares of Common Stock which the Corporation shall have the authority to issue shall be One Thousand (1,000), $0.001 par value.

FIFTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the By-Laws of the Corporation, subject to the provisions of Article IX of the By-Laws of the Corporation.

SIXTH: Elections of directors need not be by written ballot unless a stockholder demands election by written ballot at the meeting and before voting begins or unless the By-Laws of the Corporation shall so provide.

SEVENTH: The Corporation is to have perpetual existence.

EIGHTH: Except as provided in Article Tenth below, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

NINTH: The number of directors which constitutes the whole Board of Directors of the Corporation shall be designated in the By-Laws of the Corporation.

TENTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. The foregoing shall not eliminate or limit the liability of a director for any act or omission occurring prior to the date this Article becomes effective.

ELEVENTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws of the Corporation may provide. The books of the Corporation may be kept outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.